                                                                    EXHIBIT 12.1


                        PIONEER NATURAL RESOURCES COMPANY
      RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND
                            PREFERRED STOCK DIVIDENDS
                          (in thousands, except ratios)

                                         THREE MONTHS                             YEAR ENDED DECEMBER 31,
                                            ENDED        --------------------------------------------------------------------------
                                        MARCH 31, 2002       2001           2000           1999            1998            1997
                                        --------------   ------------   ------------   ------------    ------------    ------------

Pretax earnings                          $     (2,369)   $    107,765   $    158,499   $    (23,060)   $   (730,826)   $ (1,377,563)
                                         ------------    ------------   ------------   ------------    ------------    ------------

Adjustments:
  Add fixed charges and preferred
    stock dividends:
    Interest expense                           26,317         131,958        161,952        170,344         164,285          77,550
    Interest capitalized                        2,131           5,991             --             --              --              --
    Rental expense attributable
      to interest                                 495           2,200          2,333          2,300           2,967           1,233
    Preferred stock dividends
      of subsidiary                                --              --             --             --              --              --
    Preferred stock dividends of
      the company                                  --              --             --             --              --              --
                                         ------------    ------------   ------------   ------------    ------------    ------------

    Total fixed charges and
      preferred stock dividends                28,943         140,149        164,285        172,644         167,252          78,783
                                         ------------    ------------   ------------   ------------    ------------    ------------

Deduct:
  Interest capitalized                          2,131           5,991             --             --              --              --
  Preferred stock dividends
    of subsidiary                                  --              --             --             --              --              --
                                         ------------    ------------   ------------   ------------    ------------    ------------

    Total deductions                            2,131           5,991             --             --              --              --
                                         ------------    ------------   ------------   ------------    ------------    ------------

Adjusted earnings                        $     24,443    $    241,923   $    322,784   $    149,584    $   (563,574)   $ (1,298,780)
                                         ============    ============   ============   ============    ============    ============

Ratio of earnings to fixed
  charges(b)                                         (a)         1.73           1.96               (a)             (a)
                                         ============    ============   ============   ============    ============    ============

Ratio of earnings to fixed charges
 and preferred stock dividends(c)                    (a)         1.73           1.96               (a)             (a)
                                         ============    ============   ============   ============    ============    ============


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(a)  Earnings were insufficient to cover fixed charges and preferred stock dividends by $4.5 million, $23.1 million, $730.8 million and $1,377.6 million during the quarter ended March 31, 2002 and for the years ended December 31, 1999, 1998 and 1997, respectively.

(b) The ratio has been computed by dividing earnings by fixed charges. For purposes of computing the ratio:

     - earnings consist of income before income taxes and cumulative effect of a change in accounting principle, plus fixed charges, net of preferred stock dividends of a consolidated subsidiary and capitalized interest; and

     - fixed charges consist of interest expense, capitalized interest, the portion of rental expense deemed to be representative of the interest component of rental expense, and preferred stock dividends of a consolidated subsidiary.

(c) The ratio has been computed by dividing earnings by fixed charges and preferred stock dividends. For purposes of computing the ratio:

     - earnings consist of income before income taxes and cumulative effect of a change in accounting principle, plus fixed charges and preferred stock dividends, net of preferred stock dividends of a consolidated subsidiary and capitalized interest; and

     - fixed charges and preferred stock dividends consist of interest expense, capitalized interest, the portion of rental expense deemed to be representative of the interest component of rental expense, preferred stock dividends of a consolidated subsidiary, and preferred stock dividends. The dividends on the 6 1/4% Cumulative Guaranteed Monthly Income Convertible Preferred Shares of Parker & Parsley Capital LLC, a subsidiary of Pioneer's predecessor, Parker & Parsley Petroleum Company, were recorded as interest expense for reporting purposes until those shares were converted into common stock of Parker & Parsley on July 28, 1997.